                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                    [ ]  Confidential, for Use of the Commission Only
                                                        (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            PROMUS HOTEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

(logo)
                                                 Promus Hotel Corporation
                                                 755 Crossover Lane
                                                 Memphis, TN 38117

                                 March 26, 1998

To Our Stockholders:

     You are cordially invited to attend the Promus Hotel Corporation Annual Meeting of Stockholders which will be held on May 1, 1998 at 10:30 a.m. local time at the Embassy Hall, Embassy Suites hotel, 1022 South Shady Grove Road, Memphis, Tennessee. All stockholders of record as of March 16, 1998 are entitled to vote at the Annual Meeting.

     The meeting will be held to elect four Class I directors, and to ratify the appointment of the Company's independent public accountants for the 1998 calendar year.

     Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the meeting. If you attend the meeting and desire to vote your shares personally, your form of proxy will be withheld from voting upon your request prior to the meeting. You may vote in person even if you have sent in your proxy card.

                                  Sincerely,

                                  (Raymond E. Schultz SIG)
                                  Raymond E. Schultz
                                  Chairman of the Board

                            PROMUS HOTEL CORPORATION

                               NOTICE OF MEETING

     The Annual Meeting of Stockholders of Promus Hotel Corporation will be held at the Embassy Hall, Embassy Suites hotel, 1022 South Shady Grove Road, Memphis, Tennessee, on Friday, May 1, 1998 at 10:30 a.m., local time, to:

          1. elect four Class I directors;

          2. ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1998 calendar year; and

          3. transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

     Stockholders of record at the close of business on March 16, 1998 are entitled to vote. The list of stockholders will be available for examination for the ten days prior to the meeting at Promus Hotel Corporation, Corporate Secretary's Office, 755 Crossover Lane, Memphis, Tennessee 38117.

     PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE.

                                          (RALPH B. LAKE SIGNATURE)
                                          Ralph B. Lake
                                          Secretary

March 26, 1998

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Promus Hotel Corporation ("Promus" or the "Company") for use at the Annual Meeting of Stockholders to be held on May 1, 1998 at 10:30 a.m., local time, at the Embassy Hall, Embassy Suites hotel, 1022 South Shady Grove Road, Memphis, Tennessee, and at any adjournment or postponement thereof (the "Annual Meeting").

     The Company's principal executive offices are located at 755 Crossover Lane, Memphis, Tennessee 38117. A copy of the Company's 1997 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card will be first mailed to stockholders on approximately March 26, 1998.

                              BUSINESS COMBINATION

     On December 19, 1997, then Promus Hotel Corporation ("Old Promus") and Doubletree Corporation ("Doubletree") consummated a transaction pursuant to which each became a wholly owned subsidiary of the Company and their businesses were combined (the "Merger").

                               VOTING PROCEDURES

     At the Annual Meeting, you will be asked to consider and vote upon (a) the election of Christopher W. Hart, Michael W. Michelson, John H. Myers and C. Warren Neel as Class I directors on the Company's Board of Directors and (b) the ratification of the appointment of Arthur Andersen LLP as independent accountants of the Company.

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage paid if mailed in the United States.

     You have three choices on each of the matters to be voted upon at the Annual Meeting. As to the election of directors, you may (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. Concerning the ratification of the Company's independent accountants for 1998, you may, (a) vote "For" the item; (b) vote "Against" the item; or (c) "Abstain" from voting on the item. As discussed below, if you "Abstain" from voting, it will have the effect of a vote "Against" the item if a quorum is present.

     Stockholders may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering a written notice of revocation to the Secretary of the Company, by submitting a later dated proxy, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, constitute revocation of the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf.

     Each unrevoked proxy card properly signed and received prior to the close of the meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted

FOR the election of all director nominees and FOR the ratification of Arthur Andersen LLP as the Company's independent public accountants for 1998.

     If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention will have the effect of a vote against the matter.

     The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Promus common stock ("Common Stock") outstanding on March 16, 1998 will constitute a quorum.

     The Company's transfer agent, First Union National Bank, will tabulate the votes. A representative of the transfer agent will be appointed as inspector at the Annual Meeting to count all votes and ballots and perform the other duties required of an inspector.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

     Stockholders of record at the close of business on March 16, 1998 are entitled to vote at the meeting. At that date, 86,890,223 shares of Common Stock were outstanding. The affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy at the meeting and entitled to vote is required to approve each matter to be voted on at the meeting. Each share of Common Stock is entitled to one vote.

                               BOARD OF DIRECTORS

GENERAL INFORMATION -- ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for a Board of Directors of not less than three nor more than 20 directors and authorizes the Board to determine the number within that range from time to time by the affirmative vote of a majority of the directors then in office. The current Board of Directors consists of 14 directors.

     In accordance with the Certificate of Incorporation, the Company's Board of Directors is divided into three classes with staggered three-year terms. Four Class I directors are to be elected at the 1998 Annual Meeting for a three-year term ending in 2001. Upon recommendation of the Human Resources Committee of the Board of Directors, Christopher W. Hart, Michael W. Michelson, John H. Myers and
C. Warren Neel have been nominated by the Board of Directors for election to these Class I positions.

     The Agreement and Plan of Merger (the "Merger Agreement") entered into in connection with the Merger provides that the initial Board of Directors following the closing of the Merger will consist of 14 directors, seven of which will be designated by Doubletree (the "Initial Doubletree Directors") and seven of which will be designated by Old Promus (the "Initial Old Promus Directors"). Two, two and three of the Initial Doubletree Directors will be Class I, II and III directors of Promus, respectively, and two, three and two of the Initial Old Promus Directors will be Class I, II and III directors of Promus, respectively. The Merger Agreement also provides that until December 31, 2002, (a) the Board of Directors of Promus and each committee of the Board as constituted following each election of directors shall consist of equal numbers of Doubletree Directors (as defined below) and Old Promus Directors (as defined below), and
(b) the size of the Board of Directors of Promus and each committee of the Board shall not be increased unless such increase is approved by 75% of the directors of Promus. If at any time prior to December 31, 2002, the number of Doubletree Directors and Old Promus Directors serving as directors or, as members of any committee would not be equal, then, the Board of Directors of Promus and the Human Resources Committee thereof shall nominate for election at the next stockholders' meeting at which directors are to be elected, such person or persons as may be requested by the remaining Doubletree Directors or by the remaining Old Promus Directors to ensure that there shall be an equal number of Doubletree Directors and Old Promus Directors. The term "Doubletree Director" means (i) any Initial Doubletree Director and
(ii) any person who becomes a director of Promus pursuant to the preceding sentence and who is designated by the then Doubletree Directors. The term "Old Promus Director" means (i) any Initial Promus Director and (ii) any person who becomes a director of Promus pursuant to the second preceding sentence and who is designated by the then Old Promus Directors. The Bylaws of Promus provide that the above provisions may be amended by the Board of Directors of Promus only with the approval of 75% of the directors of Promus.

     In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that the persons named will be unable or will decline to serve if elected, and each nominee has informed the Company that he will serve if elected.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

     Set forth in the following table is the beneficial ownership of Promus Common Stock as of March 16, 1998 for all current directors of the Company, including all nominees to the Board of Directors, the five executive officers of the Company named on page 17, all directors and executive officers as a group, and to the best of the Company's knowledge, beneficial owners of 5% or more of Promus Common Stock.

                                                                              % OF SHARES
                                                                              OUTSTANDING
                                                                                 AS OF
                                                              AMOUNT OF        MARCH 16,
NAME                                                          SHARES(A)          1998
----                                                          ---------      -------------
Richard J. Ferris...........................................  1,500,432(b)        1.7%
Priscilla Florence..........................................     10,358             *
Dale F. Frey................................................     10,481             *
Christopher W. Hart.........................................      3,766             *
Richard M. Kelleher.........................................    371,906             *
Michael W. Michelson........................................     10,481(c)          *
John H. Myers...............................................          0(d)(h)        *
C. Warren Neel..............................................      1,838             *
Michael D. Rose.............................................  1,031,264(e)        1.2%
Michael I. Roth.............................................      7,771             *
Raymond E. Schultz..........................................    448,156             *
Jay Stein...................................................    381,180             *
Ronald Terry................................................     74,130(f)          *
Peter V. Ueberroth..........................................  1,018,973(g)        1.2%
James P. Evans..............................................    190,071             *
William L. Perocchi.........................................    195,958             *
Thomas W. Storey............................................    150,325             *
All directors and executive officers as group (21
  persons)..................................................  5,662,942           6.5%
GE Entities
  3003 Summer Street
  Stamford, Connecticut 06904...............................  9,098,402(h)       10.5%
Putnam Investments, Inc.
  One Post Office Square
  Boston, MA 02109..........................................  6,842,000(i)        7.9%
The Prudential Insurance Company of America
  751 Broad Street
  Newark, NJ 07102-3777.....................................  6,415,466(j)        7.4%
Massachusetts Financial Services, Inc.
  500 Boylston Street
  Newark, NJ 02116..........................................  5,797,979(k)        6.7%
American Express Financial Corporation
  IDS Tower 10
  Minneapolis, MN 55440.....................................  5,338,205(l)        6.1%

---------------

  * Indicates less than 1%

(a) The amounts shown include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Kelleher, 342,500; Mr. Evans, 190,000; Mr. Perocchi, 180,000 shares; Mr. Schultz, 327,875 shares; Mr. Storey, 150,000 shares; all directors and executive officers as a group, 1,952,882 shares. Shares listed also include shares allocated to accounts under the Company's Savings and Retirement Plan as of March 16, 1998.
(b) Includes 1,425,432 shares owned of record by Ridge Partners, L.P. ("Ridge"). Mr. Ferris disclaims beneficial ownership of the shares of record owned by Ridge, except to the extent of his ownership of Ridge, through Kelrick, Inc., the sole general partner of Ridge. This also includes 30,000 restricted shares and 45,000 shares reserved for issuance upon exercise of options.
(c) Red Lion, a California limited partnership (the "Partnership"), has sole voting and investment power with respect to 3,882,283 shares. RLA-GP, Inc. ("RLA"), as the general partner of the Partnership, may be deemed to be the beneficial owner of the shares owned by the Partnership. Mr. Michelson is a stockholder, director and an executive vice president of RLA and a director of the Company. Mr. Michelson is also a general partner of KKR Associates (Delaware), which is a limited partner of the Partnership. KKR Associates (Delaware) does not have the power to vote or dispose of shares owned by the Partnership. Mr. Michelson disclaims beneficial ownership of any shares of Common Stock held by the Partnership.
(d) Excludes 6,049,226 shares owned of record by GE Hotel Investment Partners I, Limited Partnership ("GEHOP"), a limited partnership engaged in investing in hotel assets, which has reported beneficial ownership of such shares. Also excludes 1,755 shares owned of record by GE Investment Management Incorporated, a Delaware corporation ("GEIM"), and 137,134 shares owned of record by Trustees of General Electric Pension Trust ("GEPT"). Mr. Myers is Chairman of the Board, Chief Executive Officer, President and a director of GEIM and Trustee of GEPT. Mr. Myers has voting and investment power with respect to such shares, and therefore, may be deemed to be a beneficial owner of such shares. Also excludes 20,000 shares reserved for issuance upon exercise of an outstanding option granted to GEHOP. Also excludes 2,890,287 shares beneficially owned by GEPT. Mr. Myers disclaims beneficial ownership of all such shares.
(e) Includes 61,836 shares held by a charitable foundation of which Mr. Rose serves as a director. Mr. Rose has shared voting and investment power over these shares, but disclaims any other beneficial interest.
(f) Included in the shares for Mr. Terry are 40,824 shares owned by members of his family, 2,219 shares in which he disclaims any beneficial interest.
(g) Includes 813,000 shares beneficially owned by Peter V. and Virginia M. Ueberroth as co-trustees of The Ueberroth Family Trust. Also includes 160,973 shares beneficially owned by Alice J. Saviez as trustee for the Ueberroth Investment Trust. Mr. Ueberroth disclaims beneficial ownership of such shares.
(h) Based on a Schedule 13D filed jointly by GEHOP, GEIM, General Electric Company ("GE"), and GEPT (together, the "GE Entities") with the SEC on December 29, 1997. Shares indicated as beneficially owned by GEIM include 6,049,226 shares owned of record by GEHOP of which GEIM is the sole general partner, 1,755 shares owned of record by GEIM and 3,027,421 shares beneficially owned by GEPT including 262,753 shares issuable upon the exercise of warrants at any time before November 8, 2001. GEIM is a wholly-owned subsidiary of GE, and thus GE may be deemed to be the beneficial owner of the 1,755 shares owned of record by GEIM. GEHOP, GEIM, and GEPT each disclaim beneficial ownership of the shares owned by the others, and GE disclaims beneficial ownership of the shares owned by GEHOP, GEIM and GEPT. Mr. Myers is Chairman of the Board, Chief Executive Officer, President and a director of GEIM and Trustee of GEPT. Mr. Myers has voting and investment power with respect to such shares and, therefore, may be deemed to be a beneficial owner of such shares. Mr. Myers disclaims beneficial ownership of all such shares owned by the GE Entities.

(i) Putnam Investments, Inc. ("PI") is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. and owns two registered investment advisors:
     Putnam Investments Management, Inc., which is the investment advisor to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. PI has shared voting power as to 194,976 shares and shared dispositive power as to 6,835,420 shares. The source of this information is a schedule 13G filed by PI with the Securities and Exchange Commissions on January 28, 1998. Ownership is reported as of December 31, 1997.
(j) The Prudential Insurance Company of America ("Prudential") is an insurance company and a registered investment adviser. Of the shares listed, an aggregate of 6,415,466 shares (99.5%) are beneficially owned by Jennison Associates Capital Corp., a wholly owned subsidiary of Prudential ("Jennison"). Prudential has sole voting power as to 1,049,175 shares, shared voting power as to 4,829,283 shares, sole dispositive power as to none of the shares and shared dispositive power as to 6,415,466 shares. The source of this information is a Schedule 13G filed by Jennison with the Securities and Exchange Commission on February 10, 1998. Ownership is reported as of December 31, 1997.
(k) Massachusetts Financial Services, Inc. ("MFS") is a registered investment advisor and has reported beneficial ownership of the shares listed, which shares are also beneficially owned by certain other non-reporting entities as well as MFS. Ownership is reported as of December 31, 1997.
(l) American Express Financial Corporation ("American Express Financial") is a wholly owned subsidiary of American Express Company and a registered investment advisor and has reported beneficial ownership of the shares listed, in which shares American Express Company disclaims beneficial ownership. American Express Financial has shared voting power as to 2,094,128 shares and has shared dispositive power as to 5,338,205 shares. The source of this information is a Schedule 13G jointly filed by American Express Financial and American Express Company with the Securities and Exchange Commission on February 8, 1998. Ownership is reported as of December 31, 1997.

                        NOMINEES: CLASS I, TERM EXPIRES 2001

     Christopher W. Hart. Dr. Hart, 47, has served as President of Spire Group, Ltd., a management consulting and executive education firm since March 1990. He served as a director of Old Promus from June 1995 through December 1997 and of the Company since December 1997. He is a member of the Audit Committee.

     Michael W. Michelson. Mr. Michelson, 46, was a General Partner of KKR for more than five years prior to January 1, 1997. Effective January 1, 1997, he became a member KKR & Co., LLC, which serves as the general partner of KKR. Mr. Michelson is also a director of Amphenol Corporation, AutoZone, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc. and Union Texas Petroleum Holdings, Inc. He served as a director of Doubletree from November 1996 through December 1997, and of the Company since December 1997. He is a member of the Company's Audit Committee.

     John H. Myers. Mr. Myers, 51, is Chairman of the Board, President and Chief Executive Officer of both General Electric Investment Corporation and GEIM, a position he has held since January 1997. Mr. Myers was a director and Executive Vice President of GEIM (a position he held since February 1988) and Executive Vice President of General Electric Investment Corporation (a position he held since June 1986). Mr. Myers served as a director of Doubletree and Doubletree Partners from December 1993 to December 1997. From July 1992 to December 1993, he served as a director of Guest Quarters Hotel Partnership ("GQHP"). Mr. Myers is a Trustee of GEPT and Wagner College, and he also serves on the board of directors of Hispaland, S.A. He has served as a director of the Company since December 1997. He is a member of the Company's Audit Committee.

     C. Warren Neel. Dr. Neel, 59 has acted as the Dean of the College of Business administration at The University of Tennessee, Knoxville since 1977. He also is a director of Clayton Homes, Inc., O'Charley's, Inc., American HealthCorp., Inc. and Proffitt's, Inc. He served as a director of Old Promus from June 1995 through December 1997 and of the Company since December 1997. He is a member of the Company's Audit Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR THE DIRECTOR NAMED ABOVE.

                     DIRECTORS: CLASS II, TERM EXPIRES 1999

     Dale R. Frey. Mr. Frey, 65, served as a director of Doubletree and Doubletree Partners from December 1993 through December 1997 and of the Company since December 1997. He is Chairman of the Human Resources Committee. From July 1992 to December 1993, Mr. Frey served as a director of GQHP. Prior to his retirement in early 1997, Mr. Frey was Chairman of the Board, President and Chief Executive Officer of General Electric Investment Corporation, a position he had held since 1984. Mr. Frey is a director of USF&G Corporation, Proxair, Inc. and First American Financial Corporation. Mr. Frey is also a director of Red Lion Properties, Inc.

     Richard M. Kelleher. Mr. Kelleher, 48, has served as the President and Chief Operating Officer and director of Parent Holding Corp., predecessor of the Company since August 1997 and of the Company since December 1997. Prior thereto he served as President and Chief Executive Officer of Doubletree Hotels Corporation from December 1993 through December 1997 and of Doubletree from November 1996 through December 1997. He served as a director of Doubletree from July 1995 through December 1997. From April 1993 to December 1993, Mr. Kelleher served as Chief Executive Officer and President of GQHP. From December 1989 to April 1993, Mr. Kelleher was President of Guest Quarters Suite Hotels. He is an "ex-officio" member of the Executive Committee.

     Michael I. Roth. Mr. Roth, 52, has served as Chairman of the Board and Chief Executive Officer of Mutual of New York since 1994 and as a trustee of that company since 1991. He was President and Chief Operating Officer of Mutual of New York from 1991 to 1993. He is a director of Pitney Bowes, Inc. Mr. Roth served as a director of Old Promus from June 1995 through December 1997 and of the Company since December 1997. He is Chairman of the Audit Committee.

     Raymond E. Schultz. Mr. Schultz, 64, has served as Chairman of the Board and Chief Executive Officer of Parent Holding Corp., predecessor of the Company since August 1997 and of the Company since December 1997. Prior thereto, he served as President, Chief Executive Officer and a director of Old Promus from April 1995 through December 1997. From 1993 to 1995 he served as President and Chief Executive Officer of the Hotel Division of The Promus Companies Incorporated. He was the President and Chief Executive Officer of Hampton Inn/Homewood Suites Hotel Division from 1991 to 1993. Mr. Schultz is a director of TBC Corporation. He is Chairman of the Company's Executive Committee.

     Jay Stein. Mr. Stein, 52, has served as Chairman of the Board and Chief Executive Officer of Stein Mart, Inc. since 1990. Mr. Stein is also a director of American Heritage Life Insurance Company. He served as a director of Old Promus from June 1995 through December 1997 and of the Company since December 1997. Mr. Stein is a member of the Company's Human Resources Committee.

                    DIRECTORS: CLASS III, TERM EXPIRES 2000

     Richard J. Ferris. Mr. Ferris, 61, served as Co-Chairman of the Board of Doubletree and Doubletree Partners from December 1993 through December 1997 and as a director of the Company since December 1997. From June 1992 to December 1993, Mr. Ferris served as Co-Chairman of Guest Quarters Hotel Partnership. From June 1987 to June 1992, Mr. Ferris was a private investor. Mr. Ferris is the former Chairman and Chief Executive Officer of UAL Corporation, a position he held from April 1976 to June 1987. Mr. Ferris is a director of The Procter & Gamble Company, Amoco Corporation and Evanston Hospital Corporation. He is a member of the Company's Executive Committee.

     Priscilla B. Florence. Ms. Florence, 56, served as a director of Doubletree from May 1997 to December 1997. Since 1985, she has been the president and owner of Priscilla Florence & Associates. From 1992 to the present, Ms. Florence has been president and owner of Boston's Card Stores. From 1992 to 1994, Ms. Florence served as Vice President, Human Resources of World Cup USA 1994, Inc. She served as a director of Adia Services, Inc. from 1993 to 1994. She has served as a director of the Company since December 1997 and is a member of the Company's Human Resources Committee.

     Michael D. Rose. Mr. Rose, 56, served as Chairman of the Board of Old Promus from April 1995 through December 1997 and as a director of the Company since December 1997. He served as Chairman of the Board of Harrah's Entertainment Inc., from June 1995 until his retirement as of December 31, 1996. He also served as Chairman of the Board of The Promus Companies Incorporated from November 1989 through June 1995 and Chief Executive Officer from November 1989 to April 1994. Mr. Rose is also a director of Ashland, Inc., First Tennessee National Corporation, General Mills, Inc., Stein Mart, Inc. and Darden Restaurants, Inc. He is a member of the Company's Executive Committee.

     Ronald Terry. Mr. Terry, 67, served as Chairman of the Board of First Tennessee National Corporation from 1973 until his retirement as of December 31, 1995. He was Chief Executive Officer of that company from 1973 to April 1994. He served as a director of First Tennessee National Corporation until April 16, 1996. Mr. Terry is a director of BellSouth Corporation and AutoZone, Inc. Mr. Terry served as a director of Old Promus from June 1995 through December 1997 and of the Company since December 1997. He is a member of the Company's Human Resources Committee.

     Peter V. Ueberroth. Mr. Ueberroth, 60, served as Co-Chairman of the Board of Doubletree and Doubletree Partners from December 1993 through December 1997 and as a director of the Company since December 1997. From June 1992 to December 1993, Mr. Ueberroth served as Co-Chairman of Guest Quarters Hotel Partnership. From April 1989 to the present, Mr. Ueberroth has been Managing Director and a principal of The Contrarian Group, a business management company. Mr. Ueberroth is a director of Ambassadors International Inc., CB Commercial, The Coca Cola Company and Transamerica Corporation. He is a member of the Company's Executive Committee.

COMPENSATION OF DIRECTORS

     Directors of the Company who are also employees are not separately compensated for their service as directors. Non-employee directors who are members of the Executive Committee of the Board of Directors are paid an annual retainer fee of $300,000. Non-employee directors who are not members of the Executive Committee of the Board of Directors are paid an annual retainer fee of $40,000, subject to a 25% pro-rata reduction for Directors who are absent from more than 25% of Board meetings. Each non-employee director who is not a member of the Executive Committee also receives a grant of $15,000 in stock annually. On December 19, 1997, all non-employee directors (except for Mr. Myers) were granted an option to purchase 10,000 shares.

     Non-employee directors may elect to receive the balance of their directors' fees or may elect to defer receipt of fees pursuant to the Company's Deferred Compensation Plan. Amounts deferred earn interest at an annual rate equal to the average daily balance multiplied by the average of the prime rates announced by Citibank, N.A. on the first business day of each calendar quarter during the year.

     In early 1997, Mr. Frey ceased to be an officer or director of any of the GE Entities and as a result, effective February 14, 1997, Mr. Frey received a non-qualified stock option to purchase 10,000 shares of common stock of Doubletree at the fair market value on such date.

MEETINGS

     The Board of Directors did not meet during 1997. During the year, the board of directors of Old Promus met eight times and the board of directors of Doubletree met nine times. Attendance at board meetings averaged 96% and attendance at Committee meetings averaged 97%. In 1997, all incumbent directors of both Old Promus and Doubletree attended at least 75% of the meetings of the board of directors and the committees thereof on which they served.

AUDIT COMMITTEE

     The Audit Committee of the Company did not meet in 1997. Its purpose is to
(1) recommend annually to the Board of Directors the independent public accountants for the Company and its direct or indirect subsidiaries; (2) meet with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company and their nonaudit services; (3) meet with management and the internal auditors concerning similar matters; and (4) make recommendations to all of the aforesaid groups that it deems appropriate. The Audit Committee of Old Promus met four times in 1997 and the Audit Committee of Doubletree met twice.

HUMAN RESOURCES COMMITTEE

     The Human Resources Committee acts as the nominating committee of the Board of Directors. This committee, which did not formally meet during 1997, considers and makes recommendations to the Board of Directors concerning the size and composition of the Board, the number of non-employee directors, the qualifications of members and potential nominees for membership, the compensation of directors, membership of committees of the Board and certain administrative matters. The Human Resources Committee considers nominees recommended by stockholders. Detailed resumes of business experience and personal data of potential nominees may be submitted to the Corporate Secretary. This committee also approves the annual compensation of executive officers and administers the Company's Equity Participation Plan, bonus plans and other incentive compensation plans. The Human Resources Committee of Old Promus met four times during 1997 and the Compensation Committee of Doubletree (Doubletree's equivalent committee) met two times.

EXECUTIVE COMMITTEE

     During the intervals between meetings of the Board of Directors, the Executive Committee, subject to specified limitations, may act on behalf of the Board. Action taken by the Executive Committee is reported to the Board of Directors at its first meeting following such action. Without specific delegated authority, the Executive Committee may not declare dividends, except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Unless within an overall plan previously approved by the Board of Directors, action taken by the Executive Committee approving a transaction in excess of $50,000,000 is subject to revision or rescission by the Board of Directors at the Board's first meeting following such action. This committee did not meet during 1997 nor did the Executive Committee of Old Promus. Doubletree had no such committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ms. Florence and Messrs. Frey, Stein and Terry, each of whom is a non-employee director, serve as members of the Company's Human Resources Committee, which is the Company's compensation committee. Mr. Rose is a director of Stein Mart, Inc. Mr. Stein serves as Chairman of the Board and Chief Executive Officer of Stein Mart, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of Company common stock and to furnish the Company with copies of all forms filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were complied with during the past fiscal year. Notwithstanding the foregoing, amendments to Forms 3 and 4 were filed on behalf of Raymond E. Schultz, Ralph B. Lake and Thomas W. Storey in 1998 to correct filings related to the Merger. In addition, Peter V. Ueberroth, Michael D. Rose, Norman B. Leventhal, a former director of Doubletree, and Raymond Terry, a former executive officer of Doubletree, each filed one report covering one transaction late.

                    REPORT OF THE HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Prior to the Merger, the Human Resources Committee of the board of directors of Old Promus and the Compensation Committee of the board of directors of Doubletree, respectively, determined the compensation potential of the executive officers of such two companies for fiscal year 1997. After the Merger, the Human Resources Committee of the Company will determine compensation for the Company's executive officers, including those who were formerly officers of Old Promus or Doubletree. The following is the report of the Human Resources Committee of the Company, two members of which (Messrs. Terry and Stein) served on the Old Promus Human Resources Committee and one member of which (Mr. Frey) served on the Doubletree Compensation Committee during 1997. This report discusses the compensation philosophy of the Company post-Merger, as well as the compensation of the executive officers of the Company for fiscal year 1997. For purposes of this report, the term "Committee" refers to the Human Resources Committee of the Company, the term "Promus Committee" refers to the Human Resources Committee of Old Promus prior to the Merger, and the term "Doubletree Committee" refers to the Compensation Committee of Doubletree prior to the Merger.

COMPENSATION PHILOSOPHY OF THE COMPANY POST-MERGER

     Consistent with the historical compensation philosophies of Old Promus and Doubletree, the Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to achieve superior performance for the benefit of the Company's stockholders. The Committee believes that a significant portion of executive officers' compensation potential on an annual basis should be at risk based on Company performance and total shareholder return. When the Company's performance does not meet criteria established by the Committee, incentive compensation will be adjusted accordingly.

     Compensation for executive officers of the Company consists generally of the following components: base salary, annual incentive bonus, and long-term incentive awards tied directly to the performance of the Company's stock. The Committee approved the initial base salaries of all executive officers following the Merger based on the recommendations of an independent consulting firm. The Committee has not yet approved an annual bonus program for 1998, but intends to develop a program that will be competitively based and provide incentive compensation based on the Company's performance.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's ability to deduct compensation in excess of $1,000,000 paid during a tax year to the chief executive officer and the four other highest paid executive officers at year end. Certain performance-based compensation is not subject to such deduction limit. Annual bonuses payable to executive officers of the Company will be designed to meet the criteria of "performance-based" compensation that is fully deductible under Code Section 162(m). It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

     The Company has adopted the 1997 Equity Participation Plan under which the Committee may provide long-term incentives in the form of stock options and restricted stock. Based on an assessment of competitive factors, the Committee will determine an award that is suitable for providing an adequate incentive for both performance and retention of each executive. It is not intended that such awards will be granted on the basis of past corporate performance or the size or amount of awards previously granted. Awards are generally granted with a vesting period. The actual value of stock compensation vesting each year is dependent on the market value of the Company's common stock. On December 19, 1997, the Committee awarded options to plan participants, including executive officers, at or below an amount between the median and the 75th percentile for other major hotel and service companies with revenues similar to the Company's. The exercise price of these options is the fair market value of the underlying Common Stock on the date of the grant. The options vest in four annual installments beginning one year after the date of grant.

     The Company also maintains a bonus replacement options program whereby an eligible participant may elect to receive Company stock options in lieu of a cash bonus. Senior executives may also defer receipt of a portion of their cash compensation pursuant to the Company's Capital Accumulation Plan for Executives ("CAPE Plan"), whereby amounts deferred earn market rates of interest or higher rates if the Company meets certain performance criteria and the individual meets service criteria. The CAPE Plan is provided by the Company in lieu of a qualified pension plan. These programs, as well as the Common Stock fund within the Company's 401(k) plans, are tied to corporate performance, while other benefits provided to executive officers are not.

     Executive officers of the Company also participate in certain broad-based employee benefits plans, certain retirement, life, and health insurance plans, and customary personal benefit programs.

1997 OLD PROMUS EXECUTIVE OFFICER COMPENSATION

     Cash compensation for Old Promus executive officers in 1997 (salary plus annual bonus) was targeted at the median range of the competitive market. Based on market data provided by an independent consulting firm, the Committee selected a group of companies (the "Comparator Group") representative of those companies against which Old Promus competed for executive talent. The Comparator Group consisted of companies that were either in the hotel or related service industry, were of similar size to Old Promus, had strong brand recognition, or were located near the Company.

     In February 1997, the Promus Committee set annual bonus objectives for Old Promus executive officers and other employees based on a targeted level of pre-tax earnings as set forth in Old Promus' annual business plan approved by its board of directors. The operating income target was calculated before interest expense, extraordinary items, property transactions, and minority interests. The target bonus amount was stated as a percentage of each executive officer's salary, based on a matrix (the "bonus matrix") in relation to the operating income target objective. Old Promus' degree of success in reaching 100% of its operating income target determined the pay-out on the bonus matrix. Additional bonus amounts were awarded for exceeding 100% of the operating income targets.

     After the end of the 1997 fiscal year, the Committee determined the extent to which the targeted objectives were achieved. A bonus pool for all Company management employees in the bonus plan was established by multiplying an amount equal to the specific percentage of salary hypothetically payable to each individual in the plan based on the objectives achieved by each individual. These amounts were combined to create a corporate bonus pool.

     No stock options were granted to Old Promus executives in 1997 due to the impending Merger. All compensation paid to Promus executive officers during 1997 will be fully deductible by the Company for federal income tax purposes.

     Promus Chief Executive Officer Compensation. Raymond E. Schultz was the Chief Executive Officer of Old Promus prior to the Merger, and he is also Chief Executive Officer and Chairman of the Board of the Company following the Merger. His base salary for 1997 was established under his employment agreement, which was approved by the Promus Committee. Pursuant to his new agreement, Mr. Schultz's base salary is to be reviewed each year by the Committee and is subject to merit increases based primarily on his achievement of performance objectives and his current salary. These objectives vary from year to year but in general relate to such matters as ensuring an in-depth and skilled organizational structure to facilitate the development of the Company's business, positioning the Company for significant growth, and achieving the Company's annual business plan and its various financial goals. The Committee's assessment of Mr. Schultz's performance is based on the subjective review of his performance against these objectives. The Promus Committee approved a merit salary increase of five percent (5%) for Mr. Schultz in February of 1997 based on Promus' performance and his personal objectives. Although no specific weights are assigned to any particular objective, a greater emphasis is placed on corporate and personal performance than on competitive practices within the industry.

     Mr. Schultz's target bonus for 1997 under the Old Promus annual bonus plan was set at 60% of his salary, with a maximum bonus potential of 90% of salary for exceeding targeted objectives. In February 1998, the Committee determined that the Company exceeded the target bonus objectives, and, thus, Mr. Schultz's 1997 performance bonus was 76% of his salary.

     Mr. Schultz's compensation reported in the summary compensation table on page 17 of this proxy statement also includes an accrual of above-market rates of interest on compensation deferred under Old Promus' Executive Deferred Compensation Plan ("EDCP") whereby deferred amounts earn interest at a "termination" rate of 8.5%, or a "retirement" rate of 15.5% for deferrals prior to 1996 and 13% for deferrals of 1996 and 1997 income. The retirement rate is intended to encourage long-term service and provide a substantial retirement benefit, in lieu of a qualified pension plan benefit. Only those participants who meet the service requirements of the EDCP will receive interest at the retirement rate. The EDCP is closed to any further deferrals. After the Merger, the Company's executives, including Mr. Schultz, are eligible to participate in the Company's CAPE Plan, as discussed above, in lieu of the EDCP. To fund future payments under the EDCP, the Company has purchased life insurance policies, which are based on certain assumptions regarding mortality experience, interest rates, and policy dividends. The Company expects to recover policy premiums and the net cost of benefits paid under the EDCP through the operation of these insurance contracts. Participants in the EDCP have no rights in the insurance policies, which are owned by the Company.

     Other Executive Officer Compensation. The base salary for each other Promus executive officer is reviewed each year and merit increases are made primarily on the executive's achievement of performance objectives and the current salary of the executive within the salary range for his or her grade level. In 1997, the Promus Committee approved merit salary increases for all management directors of Promus. Subject to the review of the Promus Committee, Mr. Schultz approved merit salary increases for the other executive officers in 1997, based on a subjective review of each executive's performance.

     Annual bonuses for executive officers other than Mr. Schultz for 1997 were based on the same objectives discussed above with respect to the chief executive officer, except that the annual bonus of each such executive officer depended on the percentage of salary payable by reference to the bonus matrix as well as Mr. Schultz's assessment of the officer's achievement of personal objectives. Personal objectives for bonuses were the same objectives that were evaluated for purposes of merit salary increases as discussed above. For Old Promus executive officers other than Mr. Schultz, the bonuses paid for 1997 under the annual incentive plan ranged from 44% to 64% of base salary, reflecting the above-target performance of the Company against the stated objectives. Such executive officers may elect to receive up to 100% of their bonuses in non-qualified options to purchase shares of common stock of the Company.

     Executive officers also participated in 1997 in certain broad-based employee benefit plans, including retirement, life, and health insurance plans, and enjoyed customary other personal benefits. During 1997, the

Old Promus executive officers were eligible to participate in the EDCP as described above with respect to Mr. Schultz.

1997 DOUBLETREE EXECUTIVE OFFICER COMPENSATION

     Base salaries in 1997 for the executive officers of Doubletree were established by the Doubletree Committee at levels considered appropriate in light of the duties and scope of responsibilities of each executive officer's position. In 1997, the primary quantitative factor considered by the Doubletree Committee was the attainment and surpassing of Doubletree's 1997 budget. The Doubletree Committee also recognized qualitative factors that are difficult to quantify, such as leadership ability and overall contribution to Doubletree's success. Such committee also evaluated the total compensation of the executive officers in light of information regarding the compensation practices and corporate financial performance of a peer group consisting of other competitive companies in the lodging industry.

     Under Doubletree's Management Incentive Compensation Plan ("MICP"), key employees, including all executive officers, were eligible to receive bonus payments. At the beginning of 1997, the Doubletree Committee approved financial, strategic, and individual performance objectives for each participant in the MICP, which were then approved by Doubletree's board of directors. Bonus awards under the MICP were dependent upon the achievement by Doubletree or a particular business segment of a minimum performance level. Thereafter, an established progression of achievement resulted in greater bonus payments, subject to a predetermined maximum. A particular individual's bonus may depend upon company and individual performance only or on a combination of company, segment, and individual performance. A participant's maximum bonus opportunity varied depending upon the level of his or her position. After the end of the 1997 fiscal year, the Committee determined the extent to which performance objectives were met and awarded bonuses under the Plan, as discussed further below.

     In May, 1997, the Doubletree Committee awarded stock options under the Doubletree Long-Term Incentive Plan to certain key employees, excluding certain executive officers who received a grant in November, 1996. The options had an exercise price equal to the fair market value of a share of Doubletree common stock on the date of grant. All such options vested upon consummation of the Merger on December 19, 1997. All compensation paid to the Doubletree executive officers in 1997 will be fully deductible for federal income tax purposes.

     Doubletree Chief Executive Officer Compensation. Prior to the Merger, Richard M. Kelleher was the Chief Executive Officer and President of Doubletree. His salary was set by the Doubletree Committee based on the general factors discussed above and upon an evaluation of compensation paid to chief executive officers in comparable public companies and other companies in the lodging industry. Mr. Kelleher participated in 1997 in the MICP with a maximum bonus of 83% of his salary. In 1997, the key factors of Mr. Kelleher's bonus were Doubletree's overall financial performance compared to budgeted financial performance and achievement of certain other financial, growth, and operating objectives. The Committee also considered Mr. Kelleher's long term contributions to the success of Doubletree with respect to the Merger. Based on the above factors, Mr. Kelleher's 1997 bonus was 71% of his salary.

     Other Doubletree Executive Officer Compensation. Base salaries for other executive officers of Doubletree were established by the Doubletree Committee at levels considered appropriate in light of the duties and the scope of responsibilities of each executive officer's position. Salaries were reviewed and adjusted as warranted to reflect sustained individual performance. Such executive officers were also eligible to receive bonus payments under the MICP. Performance objectives similar to those set for Mr. Kelleher were set for each executive officer, by the Doubletree Committee and approved by the Doubletree board of directors. The maximum bonus opportunity ranged from 60% to 75% of base salary for executive vice presidents and 52% of base salary for other senior officers. Actual bonuses to such officers ranged from 50% to 67% of base salary for executive vice presidents and 45% of base salary for other senior officers. In May, 1997, stock options were granted to key employees of Doubletree, excluding certain executive officers, at an exercise price of the fair market value of the stock on the date of the grant. All such options became fully exercisable on the date of the Merger.

                                          HUMAN RESOURCES COMMITTEE

                                          Dale F. Frey (Chairman)
                                          Priscilla B. Florence
                                          Jay Stein
                                          Ronald Terry

                       PERFORMANCE OF PROMUS COMMON STOCK

     Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and (b) Standard & Poor's Lodging-Hotels Index (the "S&P Lodging Index"). The graph assumes the reinvestment of dividends.

                COMPARISON OF ONE MONTH CUMULATIVE TOTAL RETURN*
               AMONG PROMUS HOTEL CORPORATION, THE S&P 500 INDEX
                           AND THE S&P LODGING INDEX



                                    DECEMBER 19, 1997          DECEMBER 31, 1997          JANUARY 31, 1998
Promus Hotel Corporation                     100                      111                         120
S&P 500                                      100                      102                         103
S&P Lodging Index                            100                      100                          98


---------------

* $100 invested on December 19, 1997 in stock or on November 30, 1997 in
  Index -- including reinvestment of dividends, fiscal year ending December 31.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and the four other most highly compensated officers of the Company for the year ended December 31, 1997 and two additional employees who were not officers of the Company at December 31, 1997. Compensation reflected in the following table includes compensation to Messrs. Schultz, Rose, and Sullivan as employees of The Promus Companies Incorporated from January 1, 1995 through June 30, 1995, as employees of Old Promus from July 1, 1995 through December 19, 1997 and as employees of the Company from December 19, 1997 through December 31, 1997. Compensation reflected in the following table includes compensation to Messrs. Kelleher, Perocchi, Evans and Storey as employees of Doubletree from January 1, 1995 through December 19, 1997, and as employees of the Company from December 19, 1997 through December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                           ANNUAL COMPENSATION($)                     AWARDS
                             ---------------------------------------------------    SECURITIES
NAME AND                                                         OTHER ANNUAL       UNDERLYING        ALL OTHER
PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)(6)   COMPENSATION($)(7)    OPTIONS(#)    COMPENSATION($)(8)
------------------           ----   ---------   -----------   ------------------   ------------   ------------------
Raymond E. Schultz(1)......  1997   $518,642     $394,168          $     --          250,000          $  263,876
  Chief Executive Officer    1996    442,254      458,815                --           83,250(9)          225,355
  and Chairman               1995    301,847      345,601                --          121,124(9)          176,204
Richard M. Kelleher (2)....  1997    450,000      320,000                --          200,000           4,123,731
  President and              1996    370,536      275,000                --          290,000(10)           6,091
  Chief Operating Officer    1995    338,077      220,000                --               --               4,620
William L. Perocchi........  1997    300,000      200,000                --          150,000           1,540,846
  Executive Vice President   1996    237,692      190,000                --          180,000(10)           5,849
  and Chief Financial        1995    218,910      125,000           177,767               --               4,620
  Officer
James P. Evans(3)..........  1997    271,692      138,483                --           60,000               6,051
  Senior Vice President      1996    215,433      115,000(10)            --          190,000(10)           2,314
  Full Service Hotel
  Operations West
Thomas W. Storey...........  1997    254,615      145,080                --          125,000               7,062
  Executive Vice President,  1996    231,923      130,000                --          130,000(10)           5,849
  Marketing, Sales           1995    210,000      105,000                --               --                  --
  and Reservations
Michael D. Rose(4).........  1997    266,989      202,912            47,430                            2,295,670
                             1996    259,134      269,754                             46,250(9)          234,459
                             1995    125,000      150,000                            114,374(9)           99,777
David C. Sullivan(5).......  1997    355,982      227,828                --               --           2,779,645
                             1996    313,615      269,164                --           46,250(9)           61,059
                             1995    227,692      224,231                --           72,255(9)           38,009

---------------

 (1) Mr. Schultz served as President, Chief Executive Officer of Old Promus from April 1995 through December 1997 and Chief Executive Officer and Chairman of the Board of Directors of Parent Holding Corp., predecessor of the Company since August 1997.
 (2) Mr. Kelleher served as President and Chief Executive Officer of Doubletree Hotel Corporation since December 1993 and of Doubletree Corporation since November 1996. He has served as Chief Operating Officer and President of Parent Holding Corp., predecessor of the Company since August 1997.
 (3) Mr. Evans joined the Company in February 1996 and thus received no compensation in 1995 or January 1996.
 (4) Mr. Rose served as Chairman of the Board of Old Promus from April 1995 through December 1997 and as a member of the Company's Executive Committee since December 1997.
 (5) Mr. Sullivan served as Executive Vice President and Chief Operating Officer of Old Promus from April 1995 through December 1997 when he retired.
 (6) Mr. Schultz and Mr. Rose have elected to receive 50% of their 1997 bonus under the Bonus Replacement Plan.
 (7) Includes Company-provided automobiles, relocation expense reimbursement, excess life insurance and financial consulting costs, but only if the aggregate of such payments exceeds (a) 10% of the total annual salary and bonus for each individual or (b) $50,000, whichever is less. In 1997, Mr. Rose received $25,673 for home security services and $19,400 for financial consulting. In 1995, Mr. Perocchi received $106,332 for relocation expense reimbursement and $62,995 for federal tax gross-up payments.
 (8) All Other Compensation consists of (a) earnings in excess of market rates on deferred compensation balances, (b) matching contributions under 401(k) and other deferred compensation plans, (c) payments under employment or severance agreements existing prior to the consummation of the combination and (d) benefits accrued under the Supplemental Executive Retirement Plan. Such amounts, respectively, were as follows for 1997: Mr. Schultz $232,758, $31,118, $0, $0; Mr. Kelleher $0, $6,731, $600,000, $3,517,000; Mr.
     Perocchi $0, $4,846, $0, $1,536,000; Mr. Evans $0, $6,051, $0, $0; Mr.
     Storey $0, $7,062, $0, $0, Mr. Rose $248,872, $17,717, $2,029,081, $0; and
     Mr. Sullivan $52,326, $21,381, $2,705,938, $0. For 1996, Mr. Schultz
     received $198,888 and $26,468, Mr. Rose $219, 614 and $14,845 and Mr.
     Sullivan $42,281 and $18,778 for earnings in excess of market rates and matching 401(k) contributions, respectively. In 1996, Mr. Kelleher received $6,091, Mr. Perocchi $5,849, Mr. Evans $2,314 and Mr. Storey $5,849 for matching 401(k) contributions. In 1995, Mr. Schultz received $166,964 and $9,240, Mr. Rose $99,777 and $0 and Mr. Sullivan $28,769 and $9,240 for
     earnings in excess of market rates and matching 401(k) contributions, respectively. In 1995, Mr. Kelleher received $4,620, and Mr. Perocchi $4,620 for matching 401(k) contributions.
 (9) Options were originally issued as options to buy shares of Old Promus and have been converted in the Merger into options to buy shares of the Company at a ratio of 0.925 share of the Company for each one share of Old Promus. The amounts shown give effect to the conversion. These options became fully vested at the time of the Merger.
(10) Options were originally issued as options to buy shares of Doubletree and were converted in the Merger into options to buy shares of the Company at a ratio of one share of the Company for each one share of Doubletree. These options became fully vested at the time of the Merger.

     The following table sets forth certain information regarding grants of stock options made to the executive officers named in the Summary Compensation Table during 1997, including information as to the potential realizable value of such options at assumed annual rates of stock price appreciation for the ten year option terms. Additional information is provided concerning this potential realizable value for all optionees receiving option grants in 1997 and for all Promus stockholders.

                            OPTIONS GRANTED IN 1997

                                INDIVIDUAL GRANTS OVER OPTION TERM
                        --------------------------------------------------
                                     % OF TOTAL                                  POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF     OPTIONS                                    ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES   GRANTED TO                                       PRICE APPRECIATION
                        UNDERLYING   EMPLOYEES    EXERCISE OR                         OVER OPTION TERM(1)
                         OPTIONS     IN FISCAL    BASE PRICE    EXPIRATION   -------------------------------------
NAME                    GRANTED(3)      YEAR        ($/SH)         DATE      0%          5%              10%
----                    ----------   ----------   -----------   ----------   ---   --------------   --------------
Raymond E. Schultz....    250,000        4.4%      $39.6875      12/18/07    $--   $    6,239,814   $   15,812,913
Richard M. Kelleher...    200,000        3.5        39.6875      12/18/07    --         4,991,851       12,650,331
William L. Perocchi...    150,000        2.6        39.6875      12/18/07    --         3,743,888        9,487,748
James P. Evans........     60,000        1.1        39.6875      12/18/07    --         1,497,555        3,795,099
Thomas W. Storey......    125,000        2.2        39.6875      12/18/07    --         3,119,907        7,906,457
Michael D. Rose.......         --         --             --            --    --                --               --
David C. Sullivan.....         --         --             --            --    --                --               --
All Stockholders(2)...        n/a        n/a            n/a           n/a    --     2,274,609,100    5,764,306,051
All Optionees.........  4,503,369      100.0          39.94(4)    various    --       113,102,401      286,623,690
All Optionees as a %
  of All Stockholders
  Gain................        n/a        n/a            n/a           n/a    --                 5%               5%

---------------

(1) The dollar amounts under these columns are the result of calculations at zero percent, five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. In the above table, the Company did not use an alternative formula for a grant valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2) These amounts represent the appreciated value which holders of Common Stock would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.
(3) These options represent a two-year grant and employees vest in the right to exercise these options over a four-year period. The exercise price of these options is the fair market value of the stock on the date of grant. In general, major option awards are granted once a year. Options may also be granted at other times at the discretion of the Human Resources Committee based on promotions or similar reasons. See "Report of the Human Resources Committee on Executive Compensation" in this Proxy Statement for more information concerning stock option awards.
(4) Represents weighted average price of options granted to all optionees.

     The following table sets forth certain information concerning stock option exercises during 1997 by the executive officers named in the Summary Compensation Table.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                        DECEMBER 31, 1997 OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS HELD              IN-THE-MONEY OPTIONS
                                SHARES                        AT DECEMBER 31, 1997       AT DECEMBER 31, 1997($)(1)
                              ACQUIRED ON      VALUE       ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   ------------   -----------   -------------   -----------   -------------
Raymond E. Schultz...........        --               --    327,877(2)      250,000      $7,709,836      $578,125
Richard M. Kelleher..........  62,500(5)    $1,753,125(5)   377,500(3)      200,000       3,648,750       462,500
William L. Perocchi..........  40,000(5)     1,120,000(5)   230,000(3)      150,000       2,126,875       346,875
James P. Evans...............        --               --    190,000(3)       60,000       1,653,750       138,750
Thomas W. Storey.............  10,000(5)       235,625(5)   210,000(3)      125,000       2,482,500       289,063
Michael D. Rose..............        --               --    342,389(2)           --       7,704,463            --
David C. Sullivan............  26,677(4)       686,664(4)   132,301(2)           --       1,838,111            --

---------------

(1) Amount represents the difference between the aggregated option price of unexercised options and a $42.00 market price on December 31, 1997, which was the closing price of the Common Stock on the last trading day of 1997.
(2) Options were originally issued as options to buy shares of Old Promus and have been converted in the Merger into options to buy shares of the Company at a ratio of 0.925 share of the Company for each one share of Old Promus. The amounts shown give effect to the conversion. These options became fully vested at the merger.
(3) Options were originally issued as options to buy shares of Doubletree and were converted in the Merger into options to buy shares of the Company at a ratio of one share of the Company for each one share of Doubletree. These options became fully vested at the merger.
(4) Options were issued and exercised as options to buy shares of Old Promus.
(5) Options were issued and exercised as options to buy shares of Doubletree.

                        CERTAIN EMPLOYMENT ARRANGEMENTS
EMPLOYMENT AGREEMENTS

     On December 19, 1997, Promus entered into employment agreements with Messrs. Schultz, Kelleher, Perocchi and Thomas L. Keltner, Executive Vice President and Chief Development Officer of the Company. Promus will employ Mr. Schultz as Chairman of the Board and Chief Executive Officer of Promus from December 31, 1997 until December 31, 1999. Mr. Kelleher initially will be employed as President and Chief Operating Officer. Mr. Kelleher's employment agreement, which has an initial term of five years, provides that upon Mr. Schultz's retirement, Mr. Kelleher will succeed Mr. Schultz as Chairman of the Board and Chief Executive Officer. Both Mr. Schultz's and Mr. Kelleher's initial annual salary will be set by the Human Resources Committee and thereafter will be subject to merit increases as may be approved by the Human Resources Committee. During the terms of their respective employment agreements, Mr. Schultz and Mr. Kelleher will each be eligible for benefits available to other executives, including eligibility for bonus compensation in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee. If the employment agreement of Mr. Schultz or Mr. Kelleher is terminated without "cause" by Promus or for "good reason" (each as defined in the employment agreement) by the employee, Mr. Schultz or Mr. Kelleher, as the case may be, will receive a lump sum payment equal to the sum of (i) his then current base salary, (ii) his then current target annual bonus or the prior year's annual bonus, if greater, and (iii) a benefit allowance of 25% of his then current base salary (such sum referred to as the "Base Amount") times three. In addition, with respect to Mr. Schultz, upon a termination without "cause" or a resignation for any reason, all unvested options and restricted stock issued after the Merger to Mr. Schultz will continue to vest and, in the case of options, be exercisable, pursuant to the terms of such options and restricted stock as if such termination or resignation had not occurred.

     With respect to Mr. Kelleher, upon (i) a termination for any reason other than cause during the first two years of the employment agreement, and (ii) thereafter, upon a termination without "cause" or resignation for "good reason," all unvested options and restricted stock issued after the Merger to Mr. Kelleher will continue to vest and, and in the case of options, be exercisable, pursuant to the terms of such options and restricted stock as if such termination or resignation had not occurred. Upon termination of Mr. Schultz's or Mr. Kelleher's employment for "cause," their respective unvested options and restricted stock will be canceled. In the event that Mr. Schultz or Mr. Kelleher becomes entitled to a lump sum payment as described above which is subject to taxation under Section 4999 (the "Excise Tax") of the Internal Revenue Code, the employment agreements of Mr. Schultz and Mr. Kelleher provide that Promus will pay Mr. Schultz or Mr. Kelleher, as the case may be, an additional amount (the "Gross-Up Payment") such that the net amount retained by Mr. Schultz or Mr. Kelleher after deduction of the Excise Tax on the lump sum payment and all Excise Tax and other taxes on the Gross-Up Payment shall equal the initial lump sum amount. After the termination of his employment with Promus, Mr. Schultz or Mr. Kelleher, as the case may be, will be entitled to participate at the Company's expense for his lifetime in the group health insurance plans applicable to corporate officers. The employment agreements of Mr. Schultz and Mr. Kelleher provide for certain restrictive covenants relating to nondisclosure of confidential information, nonsolicitation of protected employees, and noninterference with company opportunities for a period of two years following the termination of employment. Promus will indemnify and hold Mr. Schultz and Mr. Kelleher harmless for any costs or liabilities arising out of or pertaining to matters existing or occurring at or prior to their termination of employment. For a period of six years after Mr. Schultz's and Mr. Kelleher's termination of employment, Promus shall maintain in effect liability insurance with coverage in amount and scope at least as favorable as coverage existing on the date of termination of employment. If Mr. Schultz's or Mr. Kelleher's employment is terminated under circumstances that entitle him to payment under his severance agreement (described below), Mr. Schultz or Mr. Kelleher would be entitled to receive the severance payments under his severance agreement (if then in force) in lieu of the severance payments under his employment agreement, but would still be entitled to the lifetime group insurance benefits and vesting of options and restricted stock to the extent provided in the employment agreement.

     The employment agreements entered into with Messrs. Perocchi and Keltner are substantially similar to the employment agreements entered into with Mr. Schultz and Mr. Kelleher, except that Mr. Perocchi will be employed as Executive Vice President and Chief Financial Officer, and Mr. Keltner will be employed as Executive Vice President and Chief Development Officer. In addition, upon (i) a termination for any reason other than cause during the first two years of the employment agreement, and (ii) thereafter, a termination without "cause" or a resignation for "good reason," all unvested options and restricted stock issued after the Merger to Mr. Perocchi or Mr. Keltner, as the case may be, shall continue to vest and, in the case of options, be exercisable, pursuant to the terms of such options and restricted stock as if such termination or resignation had not occurred. The provisions of the Promus Bylaws require that, until such time as Mr. Kelleher succeeds Mr. Schultz as Chairman of the Board and Chief Executive Officer of Promus, Mr. Perocchi shall serve as Executive Vice President and Chief Financial Officer of Promus, unless 75% or more of the members of the New Promus Board of Directors vote otherwise.

SEVERANCE AGREEMENTS

     In connection with the Merger, Doubletree entered into severance agreements with 43 officers of Doubletree (including eight executive officers) which provide certain benefits in the event of the termination of such officer's employment without "cause" or by such officer for "good reason" (each as defined in the severance agreements) or, in the case of Messrs. Kelleher and Perocchi, by such officer for any reason, within two years after a "reorganization event" of Doubletree (or until Mr. Kelleher becomes Chairman and Chief Executive Officer of Promus, if later). The Merger constituted such a "reorganization event" with respect to both companies. Severance payments under these agreements will equal three times the Base Amount for Senior Vice Presidents and above, and two times the Base Amount for other officers. In the event that an employee becomes entitled to a severance payment as described above, which is subject to the Excise Tax of the Internal Revenue Code, the severance agreement provides that Promus shall pay such employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the employee after deduction of the Excise Tax on the lump sum payment and all Excise Tax and other taxes on the Gross-Up Payment shall equal the initial lump sum amount. In addition, upon consummation of the Merger, Mr. Kelleher received a $600,000 payment in connection with the termination of his existing severance arrangements with Doubletree.

     In connection with the Merger, Old Promus entered into severance agreements (or amendments to pre-existing severance agreements) with 45 officers and employees of Old Promus (including seven executive officers) which provide certain benefits in the event of the termination of such officer's or employee's employment without cause or by such officer or employee for good reason (or, in certain cases, by such officer or employee for any reason) within two years (three years in the case of one officer) after the closing of the Merger. Severance payments under these agreements will equal three times the Base Amount for certain corporate officers, and two times the Base Amount for division officers and certain other officers and executives. In the event that an employee becomes entitled to a severance payment as described above, which is subject to an Excise Tax, the employment agreement provides that New Promus shall pay such employee a Gross-Up Payment such that the net amount retained by the employee after deduction of the Excise Tax on the lump sum payment and all Excise Tax and other taxes on the Gross-Up Payment shall equal the initial lump sum amount.

     The Company's executive officers participate in the Executive Deferred Compensation Plan which provides for two alternative interest rates, a termination rate and a retirement rate. See "Report of the Human Resources Committee" for more information concerning these rates. In the event of a change in control, as defined in the Executive Deferred Compensation Plan, a participant who is not yet entitled to the retirement rate will receive such rate if his employment is terminated within a 24 month period after the change in control. Consequently, if a change in control as defined in the Plan were to occur, these executive officers will be entitled to such rate on their Executive Deferred Compensation Plan account balances if their employment were to terminate within 24 months after the change in control.

     The Company has established an escrow fund and has deposited and continues to deposit cash, insurance policies and cash proceeds received from insurance policies into the escrow fund. This escrow fund assures the payment of benefits, as they accrue, to, among others, the executive officers which will be payable under the Executive Deferred Compensation Plan or other deferred compensation plans. Upon occurrence of a potential change in control of the Company, the Company also will place into this escrow fund the severance payments which become payable to the executive officers and certain other executives only following a change in control. The Company intends to increase the escrow fund, if necessary, to assure payment of future deferrals and also has the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans. The escrow fund is subject to the claims of the Company's creditors in the case of the Company's insolvency or bankruptcy.

     In February 1997, the Compensation Committee of Doubletree established a Supplemental Executive Retirement Plan for certain senior executives of Doubletree. The initial participants of the Plan were Messrs. Kelleher and Perocchi. The Committee intended to review, on an annual basis, the inclusion of other Doubletree executives in the Plan.

     In general participants were entitled to receive retirement benefits based on the participants age at retirement and average annual compensation (salary and bonus) for the three fiscal years prior to retirement. If the executive retired at or after age 60, the executive would receive 60% of his average annual compensation. If the executive retired between the ages of 55 and 60, the executive would receive 50% of his average annual compensation increased by 2 percentage points for each year worked after age 55. Participants could choose to receive their benefits in lump sum (based on the present value of their benefits over their expected life) or in monthly installments. Messrs. Kelleher and Perocchi were fully vested into the plan when they were admitted. All other executives would vest in their benefits at a rate of 10% per year of participation. As a result of the Merger, the Committee has closed the Plan to future participants. In addition, the Merger constituted a change of control which effectively increases a Participant's benefit to 60% of average annual compensation regardless of the executive's age of retirement.

                              CERTAIN TRANSACTIONS

     Management Contracts and Related Matters. Certain of the hotels that the Company or its affiliates manages and franchises are owned by affiliated persons as described below. The Company believes that in each case the terms on which these hotels are managed are at least as favorable to the Company as those it could have obtained from unaffiliated persons.

     Affiliates of GEPT owned at December 31, 1997 an interest in seven hotels managed by Doubletree under long-term management contracts. In 1997, Doubletree was paid an aggregate of $9.6 million, excluding expense reimbursements, in connection with the management of such hotels. Doubletree advanced $63,000 to the owner of one of these hotels in 1997 in connection with a renovation project. Interest earned with respect to the current year loan and loans made to the owners of these hotels in prior years amounted to $67,000 in the aggregate.

     Through partnerships controlled by wholly-owned subsidiaries of Doubletree, Doubletree is a party to two lease agreements for two hotel properties, each with an original term of three years. The minority interest in such partnerships is held by affiliates of GEPT. The leases provide for rent based on percentages of revenue from specified sources, with minimum annual rental payments. Rent under the two leases for 1997 was $5.4 million. Pursuant to the agreements, Doubletree is entitled to 80% of the net cash flow as defined in the agreements. Such net cash flow and management fees earned by Doubletree totaled $1,330,000 in 1997. Doubletree has also agreed to guarantee $800,000 of each subsidiary's rental obligation and has made loans aggregating $811,000 for renovations at the hotels ($47,000 of which was advanced in 1997).

     At December 31, 1997, GQ Equities Limited ("GQEL"), a corporation owned by an affiliate of GEPT, Ridge, The Ueberroth Family Trust and the Ueberroth Investment Trust, owned two hotels and the leasehold interest in a third hotel, which are managed by Doubletree under management contracts. These management contracts may be terminated upon a sale or transfer of GQEL's interest in such hotels after December 16, 1998. In 1997, Doubletree was paid an aggregate of $3.0 million, excluding expense reimbursements, in connection with the management of such hotels.

     At December 31, 1997, Mr. Leventhal, a director of Doubletree during a portion of 1997, directly or indirectly owned or controlled general partnership interests in two hotels (the "Beacon Hotels") with which Doubletree has management contracts. In 1997, Doubletree was paid an aggregate of $3.3 million, excluding expense reimbursements, from the Beacon Hotels. In addition, at December 31, 1997, Mr. Kelleher, Director, President and Chief Operating Officer of the Company, owned limited partnership interests in the Beacon Hotels varying from 0.45% to 3%.

     In January 1993 and February 1996, GQHP loaned $4.0 million and $500,000, respectively, to the entity which owns one of the Beacon Hotels. These loans bear interest at the rate of 12% per annum, but in the event that the hotel's monthly net income is insufficient to meet the payments due under the loan, unpaid interest is deferred and continues to accrue. Interest recognized in 1997 amounted to $1,074,000, of which $534,000 had been previously deferred. At December 31, 1997, $4.5 million in principal was outstanding under these loans.

     In connection with the acquisition of Doubletree Hotels Corporation by Guest Quarters Hotel Partnership in 1993, GQ Owners L. P. ("GQ Owners"), a limited partnership owned by GEHOP and affiliates of Messrs. Ferris and Ueberroth, guaranteed the payment of amounts under the above-referenced $4.0 million loan and a $300,000 loan made by a predecessor of Doubletree to an affiliate of GEPT. These guarantees transferred to the former partners of GQ Owners upon its liquidation. No amounts have been paid under these guarantees as of December 31, 1997. Recourse under each of the guarantees of GQ Owners (and its former partners) is limited to their respective equity interests in Doubletree.

     Red Lion Hotels, Inc. In connection with the acquisition of Red Lion Hotels, Inc. ("Red Lion") in 1996, Red Lion, a California Limited Partnership ("the Partnership"), received $445.2 million and 4,836,260 shares of Doubletree's common stock (of which 953,977 shares were distributed to two of the partners of the Partnership). Furthermore, RLA is the general partner of the Partnership. Mr. Michelson is a stockholder, director and an executive vice president of RLA, a director of Doubletree prior to the Merger and a Director of the Company following the Merger. Mr. Michelson is also a general partner of KKR Associates (Delaware), which is a limited partner of the Partnership. KKR Associates (Delaware) does not have the power to vote or dispose of shares owned by the Partnership. At the acquisition date, Doubletree entered into certain agreements with Red Lion, the Partnership and/or its affiliates as follows:

     Partnership Services Agreement.  In connection with the acquisition of Red
     ------------------------------
Lion, Doubletree and the Partnership entered into a Partnership Services Agreement (the "Partnership Services Agreement") pursuant to which Doubletree, upon request from the Partnership, will provide certain support services to the Partnership in return for a fee. No such services were provided during 1997. In addition, pursuant to the Partnership Services Agreement, Doubletree has agreed to guarantee, subject to defenses available to Red Lion, the liabilities and obligations of Red Lion owed to the Partnership and its affiliates arising out of or related to Red Lion's business.

     The Partnership Lease.  During 1997, Doubletree leased 17 hotels pursuant
     ---------------------
to a long-term lease (the "Partnership Lease") with RLH Partnership, a subsidiary of the Partnership. In May 1997, the Partnership sold RLH Partnership to an unrelated third party. Prior to the sale, Doubletree made lease payments of $5.0 million under the Partnership Lease. While Doubletree believes the terms of the Partnership Lease were fair to both parties, those terms were not negotiated on an arms-length basis.

     The MLP Management Agreement.  A subsidiary of Doubletree, Red Lion
     ----------------------------
Properties, Inc. ("Properties"), is the general partner of Red Lion Inns Limited Partnership, a publicly-traded master limited partnership (the "MLP"). Messrs. Kelleher, Perocchi, Frey and Leventhal, each directors of Doubletree during 1997, are currently directors of Properties. The MLP owns 10 hotels which are also managed by Doubletree under a long-term management agreement. Doubletree received $8.9 million in management fees during 1997. In connection with its responsibilities as general partner, Properties advances funds for capital improvements and other operating needs of the MLP. In addition, Properties has deferred incentive management fees which are payable out of sufficient Cash Flow, as defined in the management agreement. Advances and deferred incentive management fees totaled $23.1 million at December 31, 1997. Doubletree also has accounts receivable due from the MLP totaling $1.2 million at December 31, 1997. On December 30, 1997, the MLP agreed to a proposed merger transaction with an unrelated third party which, subject to approval by its unitholders, is expected to close during the second quarter of 1998. This proposed merger will result in Doubletree being paid in full for any advances and deferred incentive management fees upon closing. Doubletree will continue to manage the 10 hotels on substantially similar terms.

     Candlewood. At December 31, 1997, Doubletree owned approximately 27% of the outstanding common stock (16% assuming conversion of outstanding preferred stock) of Candlewood Hotel Company ("Candlewood"). Doubletree is entitled, pursuant to the terms of a Stockholders Agreement dated September 30, 1997, to nominate two directors to the Candlewood board of directors. Messrs. Ferris and Perocchi currently serve on the Candlewood board of directors. Candlewood is in the business of developing, owning, operating, managing and franchising Candlewood extended-stay hotels.

     In connection with Candlewood's initial public offering in November 1996, Doubletree's equity contributions in excess of $200,100 and its preferred return were converted to an interest bearing note in the amount of approximately $12.1 million plus interest (the "Candlewood Note"). In addition in 1996, Doubletree extended to Candlewood a five-year, $15 million subordinated credit facility of which amounts outstanding under the Candlewood Note constitute a part. Amounts outstanding under the credit facility and the Candlewood Note bear interest at rates of 7% per annum for the first 12 months following contribution, 10% per annum for second 12 months following contribution and 15% per annum thereafter. At December 31, 1997, the aggregate amount outstanding under the credit facility (including the Candlewood Note) was approximately $14.6 million. In 1996, Doubletree committed to provide credit support for a loan facility used by Candlewood to provide construction and permanent financing to Candlewood or its franchisees on terms that, in most cases, are much more attractive than those which Candlewood or its franchisees could obtain on their own. Doubletree's maximum exposure on any individual loan ranges from $0.9 to $1.9 million, with the aggregate amount of exposure for all credit support capped at $30.0 million. At December 31, 1997, Doubletree had guaranteed $22.8 million in such financing.

     Other Transactions. In 1997, State Street Bank, in alliance with GE Investment Retirement Services Inc. ("GE Investment"), acted as Doubletree's trustee, fund manager and administrator for Doubletree's 401(k) plan. Because GE Investment is indirectly affiliated with Doubletree, Messrs. Frey and Myers abstained from the deliberations and voting on this matter. State Street Bank in alliance with GE Investment was chosen based on the advice of an independent consultant after a competitive selection process.

     Registration Rights Agreement. The Company has entered into a registration rights agreement dated December 1997 with the GE Entities, MetPark Funding, Inc., Red Lion, The Ueberroth Family Trust, the Ueberroth Investment Trust, Richard J. Ferris and Ridge Partners, L.P. The agreement provides the parties thereto with certain "demand", "piggyback" and "shelf" registration rights with respect to Promus Common Stock.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee and subject to ratification by the stockholders, has appointed Arthur Andersen LLP as the Company's independent public accountants for the 1998 calendar year. Arthur Andersen LLP served as independent public accountants for Old Promus in 1997. A representative of Arthur Andersen LLP will be present at the meeting and will be given an opportunity to make a statement and answer questions. If the appointment is not ratified or if Arthur Andersen LLP becomes incapable of serving in this capacity, or if its employment is terminated, the Board will appoint independent public accountants whose continued employment after the Annual Meeting in 1998 shall be subject to ratification by the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998 AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THEM UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                               OTHER INFORMATION

     The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

COST OF SOLICITATION

     The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained D. F. King to assist in the solicitation of proxies with respect to shares of Promus Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services of D. F. King is $7,500 plus expenses.

STOCKHOLDER PROPOSALS

     Any proposal to be considered for inclusion in the Company's Proxy Statement and form of proxy for presentation at the 1999 Annual Meeting of Stockholders, must be received at the Company's principal executive offices on or before November 26, 1998.

                                          By Direction of the Board of Directors

                                          (Ralph B. Lake Signature)
                                          Ralph B. Lake
                                          Secretary

Memphis, Tennessee
March 26, 1998

    The following trademarks used in this document are owned by Promus Hotel Corporation, its direct or indirect subsidiaries, or affiliates: Promus(R), Embassy Suites(R), Embassy Vacation Resort(R), Hampton Inn(R), Hampton Inn & Suites(R), Homewood Suites(R), Doubletree(R), Doubletree Guest Suites(R), Club Hotel by Doubletree(R).

                            PROMUS HOTEL CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of Promus Hotel Corporation hereby appoints ____________, Raymond E. Schultz, Richard Kelleher, and Ralph B. Lake or any one of them, true and lawful proxies and attorneys, with full power of substitution to each, for, and in the name, place and stead of the undersigned, and with all the powers the undersigned would possess if present, to vote all stock of the undersigned in the Company at the Annual Meeting of Stockholders to be held on May 1, 1998, and any adjournment thereof.

    The shares represented by this signed Proxy will be voted in accordance with the choices specified on the reverse side and such authority is hereby granted. If a choice is not specified, such shares will be voted FOR proposals 1 and 2 and in accordance with the proxy's discretion on any other matter that may properly come before the meeting, and authority is hereby granted to do so. MANAGEMENT RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES AND FOR APPROVAL OF RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

    The undersigned hereby acknowledges receipt of the notice for the Annual Meeting, Proxy Statement and Annual Report to Stockholders.

[ ] Please mark votes as in this example in blue or black ink.

The Board of Directors unanimously recommends a vote FOR all items.

              (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

--------------------------------------------------------------------------------

1. Election of four Class I Directors to serve until the 2001 Annual Meeting of Stockholders.

  Nominees: Christopher W. Hart, Michael W. Michelson, John H. Myers, C. Warren
   Neel

  [ ] FOR all nominees         [ ] WITHHELD from all nominees    [ ] FOR, except
   vote withheld from the following nominee(s):
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2. Ratification of appointment of Arthur Andersen LLP as auditors.

  [ ] FOR                 [ ] AGAINST                [ ] ABSTAIN

3. In their discretion, to act upon such other matters as may properly come before the meeting and any adjournment thereof.

                                              Mark here for address change and
                                              note at left [ ]. The undersigned
                                              hereby acknowledges receipt of
                                              notice of said meeting and the
                                              related proxy statement.

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                                              Signature                     Date

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                                              Signature                     Date

                                              Please sign the Proxy as your name
                                              appears hereon. When signing as
                                              Attorney, Executor, Administrator,
                                              Trustee or Guardian, please give
                                              title. All Joint Owners should
                                              sign.